Exhibit 99.1

NEWS RELEASE

Constar International Inc.

One Crown Way

Philadelphia, PA 19154-4599

Main Phone: (215) 552-3700

Constar International Inc. Announces Pricing of $210 Million of Senior Secured Floating Rate Notes

Monday February 7, 6:00 am ET

PHILADELPHIA—(BUSINESS WIRE)—Feb. 7, 2005—Constar International Inc. (NASDAQ: CNST—News) announced that it has priced $210 million of senior secured floating rate notes. The notes will bear interest at a rate per annum equal to LIBOR plus 3 3/8%, reset quarterly. The notes will be issued at par by the Company, and will be unconditionally guaranteed by the Company and certain of its subsidiaries.

The notes are part of the Company’s previously announced refinancing plan which is expected to include an $80 million senior secured asset-based credit facility. The Company intends to use the proceeds of the notes offering, together with proceeds available under the proposed new credit facility, to repay all amounts outstanding under the Company’s existing credit facility and term B and second lien loans.

The Company expects to close the notes offering, enter into the new credit facility and complete the refinancing plan on or about February 11, 2005.

The notes are expected to be issued through a private placement and resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933 and Regulation S. The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ include, without limitation, that the refinancing plan is subject to a number of conditions and approvals and the final terms (including of the notes or the proposed credit facility) may vary substantially as a result of market and other conditions. There can be no assurance that the refinancing plan will be completed as described or at all. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2003 and in subsequent filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

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Contact:

Constar International Inc.

William S. Rymer, Executive Vice President and

Chief Financial Officer, 215-698-5095

or

Bisno Communications

Ed Bisno, 917-881-5441

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Source: Constar International Inc.